Exhibit "99.13"
                                     Letter
                             Dated November 8, 2002
                                      from
                                 EMB Corporation
                                       to
                              William R. Parker and
                      Saddleback Investment Services, Inc.


November 8, 2002


William R. Parker
c/o Saddleback Investment Services, Inc.
3700 So. Susan St.
Suite 250
Santa Ana, CA 92704

Re:  Amended and Restated Purchase Agreement dated September 21, 2001

Dear Mr. Parker:

On behalf of EMB Corporation, I acknowledge receipt of your letter dated October 8, 2002 concerning the status of the Amended and Restated Purchase Agreement dated September 21, 2001 (the "Amended and Restated Agreement") by and among EMB Corporation ("EMB"), William R. Parker ("Parker"), and Saddleback Investment Services, Inc. ("Saddleback").

As a result of the general economic downturn over the past 11 months and other factors the market value per share of EMB common stock has reduced significantly. As a result the issuance of additional shares to you as requested in your letter of October 8, 2002 cannot be completed inasmuch as the number of authorized but unissued shares of EMB common stock is less than the number of shares due you to satisfy the terms of Section 2.2(e) of the Amended and Restated Purchase Agreement. Accordingly, it is with great regret that we must concur with your request to rescind the Amended and Restated Purchase Agreement.

As of this date, we will direct our company's legal counsel to prepare the documentation necessary to implement the rescission of the Amended and Restated Purchase Agreement, the return of the subject common and preferred stock of EMB and Saddleback to the respective parties, and to provide for a mutual release of the parties thereto. We expect that all the requisite documentation will be prepared and available for execution by Thursday, October 10, 2002.

Sincerely,

/s/ James E. Shipley
--------------------
JAMES E. SHIPLEY
President